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                                                                    Exhibit 99.1

(214) 969-1788
E-Mail: howellw@tklaw.com

                                 July 9, 1999

Frank Gens
International Data Corp.
Five Speen St.
Framingham, MA 01701

Dear Mr. Gens:

     As a follow-up to my letter dated June 25, 1999 to Mr. Paul Ryan, our client, Data Return Corporation, hereby requests your consent to reference certain language from your reports in a registration statement. Data Return Corporation is proposing an initial public offering of its common stock ("IPO"). In connection with the IPO, we anticipate filing a registration statement on Form S-1 with the Securities and Exchange Commission (the "Registration Statement"), containing certain information as to projections and other data concerning the Internet market. The current language of the portions of the Registration Statement referencing your report are attached for your review.

     To acknowledge your consent to the foregoing, please execute the signature block below and fax this letter back to the undersigned at (214) 969-1751. We intend to file the Registration Statement on July 15, 1999 and would therefore appreciate your feedback on this matter as soon as possible. We appreciate your immediate attention to this matter. If you have any questions or would like additional information, please call the undersigned at (214) 969-1788.

                                                    Best Regards,


                                                    William D. Howell

Acknowledged and Consented:

INTERNATIONAL DATA CORP.



By:/s/ Francis R. Gens
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Francis R. Gens, Sr. VP, Internet Research
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Please print name and title
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                                   EXHIBIT A

IDC projects that the number of Internet users will grow from approximately 159 million at the end of 1998 to over 410 million at the end of 2002.

For example, IDC reports that Microsoft 32-bit Windows offerings have the leading position in terms of operating environment license revenues and license shipments for client operating environments.

According to International Data Corp., Microsoft Windows NT will be the key engine for growth within the worldwide server market.

According to IDC, information systems outsourcing, which includes data center, client/server and help desk applications, is the fastest growing segment of the market, and spending in this area will increase at a 12.2% compound annual growth rate through 2003.